CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective
Amendment No. 41 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 9, 1996, relating to the financial statements and financial highlights appearing in the December 31, 1995 Annual Reports to Shareholders of Colonial High Yield Securities Fund, Colonial Income Fund and Colonial Strategic Income Fund, each a series of Colonial Trust I, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants of the Fund" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
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Price Waterhouse LLP
Boston, Massachusetts
October 14, 1996